Exhibit 99.1
Contact:	Richard J. Lieb, Chief Financial Officer Greenhill & Co., Inc. (212) 389-1800
For Immediate Release
GREENHILL & CO. REPORTS SECOND QUARTER EARNINGS PER
SHARE OF $0.35
•	Advisory revenue down only slightly year-to-date, despite sharp decline in overall M&A market activity

•	Pre-tax profit margin of 32%

•	Announced plans to open a Houston office, our tenth office globally, with two Managing Directors focused on energy companies

•	Recruited additional Managing Directors to lead our advisory efforts in the global insurance sector and the European energy and utilities, infrastructure and consumer and retail sectors

•	Year-to-date we have recruited 13 Managing Directors; Advisory focused Managing Directors are up nearly 100% in 18 months, and total Managing Directors now stand at 61

•	Announced that GHL Acquisition Corp. (AMEX: GHQ), a special purpose company formed by the Firm, reached agreement to reduce by 15% the consideration to be paid in its planned acquisition of Iridium Holdings, LLC
NEW YORK, July 23, 2009 — Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $54.1 million and net income of $10.3 million for the quarter ended June 30, 2009. Diluted earnings per share were $0.35 per share for the quarter.
The Firm’s second quarter revenues compare with revenues of $108.7 million for the second quarter of 2008, which represents a decrease of $54.6 million or 50%. Revenues for the second quarter of 2008 included gains and profit overrides of $53.8 million principally resulting from mark-to-market accounting on energy related merchant banking investments driven by a spike in energy prices, which gains and profit overrides were reversed in their entirety in the third quarter of 2008 when the value of those energy investments declined significantly largely due to a sharp decline in energy prices. For the six months ended June 30, 2009, revenues were $115.9 million, compared to $184.0 million for the comparable period in 2008, representing a decrease of $68.1 million or 37%.
The Firm’s second quarter 2009 net income and diluted earnings per share compare with net income of $29.3 million and diluted earnings per share of $1.04 in the second quarter of 2008, which represent decreases of 65% and 66%, respectively. For the six months ended June 30, 2009, net income was $24.0 million, compared to net income of $48.5 million for the comparable period in 2008, which represents a decrease of 51%. Diluted earnings per share for the six months ended June 30, 2009 were $0.82, compared to $1.72 for the same period in 2008, representing a decrease of $0.90 per share or 52%, largely as a result of the 2008 mark-to-market merchant banking gains referred to above.
The Firm’s quarterly revenues and net income can fluctuate materially depending on the number and size of completed transactions on which it advised, the number and size of merchant banking gains (or losses) and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.
“The factors that have made Greenhill unique all remained in place this quarter: advisory revenue comparable to the prior year despite a decline of 45% in M&A activity1; shareholder-friendly compensation ratio maintained at industry-best level; non-compensation costs held essentially constant in absolute terms; and the expansion of our industry sector expertise and geographic reach continued with the recruitment of several more Managing Directors,” Robert F. Greenhill, Chairman, said.
“We have continued to take advantage of turmoil at our larger competitors by recruiting top talent in key industry sectors in both North America and Europe. We have essentially doubled the capacity of our advisory business at a reasonable cost in less than 18 months, which positions us well for a rebound in M&A activity globally,” Simon A. Borrows, Co-Chief Executive Officer, added.
“While it is difficult to identify a market upturn until well after it is in place, we believe that improved credit conditions and the recent rebound in equity markets should lead to increased transaction activity as has been the case in past cycles. In that regard, we are heartened by the three significant M&A transactions we announced in the first days of the third quarter as well as by the level of strategic dialogue we are seeing across many industries,” Scott L. Bok, Co-Chief Executive Officer, said.

[1]	Global M&A announced transaction volume for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Source: Thomson Financial as of July 15, 2009

Revenues
Revenues By Source
The following provides a breakdown of total revenues by source for the three month and six month periods ended June 30, 2009 and 2008, respectively:

	For the Three Months Ended
	June 30, 2009		June 30, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$45.5	84%	$49.9	46%
Merchant banking & other revenues	8.6	16%	58.8	54%

Total revenues	$54.1	100%	$108.7	100%

	For the Six Months Ended
	June 30, 2009		June 30, 2008
	Amount	% of Total	Amount	% of Total
	(in millions, unaudited)
Financial advisory fees	$110.7	96%	$119.3	65%
Merchant banking & other revenues	5.2	4%	64.7	35%

Total revenues	$115.9	100%	$184.0	100%
Financial Advisory Revenues
Financial advisory revenues were $45.5 million in the second quarter of 2009 compared to $49.9 million in the second quarter of 2008, which represents a decrease of 9%. For the six months ended June 30, 2009, advisory revenues were $110.7 million compared to $119.3 million for the comparable period in 2008, representing a decrease of 7%.
Completed assignments in the second quarter of 2009 included:
•	the representation of BearingPoint, Inc. on the sale of substantially all of its assets, pursuant to a Section 363 process under Chapter 11;

•	the representation of Chrysler LLC in connection with the Chapter 11 proceedings to effectuate the sale of substantially all of its operating assets and certain liabilities to a newly created entity jointly owned by Fiat S.p.A., the U.S. Treasury and others;

•	the representation of Constar International Inc. in connection with its pre-arranged Chapter 11 proceedings;

•	the representation of The Dow Chemical Company during its negotiations pertaining to the Rohm & Haas settlement resolution;

•	the representation of the Independent Committee of the Board of Directors of EPCOR Power L.P. on the transfer of its GP interest and LP interest from EPCOR Utilities to a newly formed company, Capital Power Corporation; and

•	the representation of Shanks Group plc on its rights issue.
The slight decrease in our financial advisory fees in the second quarter of 2009 as compared to the same period in 2008 reflected the completion of fewer large transactions in a much slower global M&A market.
In the United States, the Firm announced in the second quarter the recruitment of Alejandro G. Przygoda (former Global Head of Insurance at UBS Investment Bank) and Steven A. Friedman (former U.S. Co-Head of Insurance at UBS). Mr. Przygoda and Mr. Friedman joined the Firm as a Managing Directors based in New York and will focus on the insurance sector.
The Firm also announced the recruitment of Christopher D. Mize (former Co-Head of the combined Bank of America Merrill Lynch Energy & Power practice for the Americas) and Aaron R. Hoover (former Managing Director of the Energy Group at Bank of America Merrill Lynch) as Managing Directors. In conjunction with their recruitment, Greenhill will establish a Houston office focused on energy companies.
In London, the Firm announced the recruitment of Anand Jagannathan (former Global Head of Infrastructure at Dresdner Kleinwort) and Vittorio Perona (former Head of Energy at Dresdner Kleinwort) as Managing Directors. Mr. Jagannathan will focus on the infrastructure sector in Europe and Mr. Perona will focus on the European energy and utilities sector.
The Firm also announced the recruitment of Seamus Moorhead (former Co-Global Head of Consumer Retail Investment Banking for UBS) and Charles Gournay (former Managing Director in the Consumer and Retail group at UBS) as Managing Directors based in London and focused on the consumer and retail sectors.
Merchant Banking & Other Revenues
The following table sets forth additional information relating to our merchant banking and other revenues for the three month and six month periods ended June 30, 2009 and 2008:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(in millions, unaudited)
Management fees	$4.5	$4.6	$9.0	$9.6
Net realized and unrealized gains (losses) on investments in merchant banking funds	0.9	18.1	(6.3)	19.3

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(in millions, unaudited)
Net realized and unrealized merchant banking profit overrides	0.7	35.7	0.4	34.6
Other realized and unrealized investment (loss) income	2.3	(0.6)	1.8	(1.3)
Interest income	0.2	1.0	0.3	2.5

Total merchant banking & other revenues	$8.6	$58.8	$5.2	$64.7

The Firm earned $8.6 million in merchant banking and other revenues in the second quarter of 2009 compared to $58.8 million in the second quarter of 2008, representing a decrease of 85%. In the second quarter of 2008, we benefited from $53.8 million of unrealized investment gains and profit overrides principally resulting from mark-to-market accounting on two publicly traded energy companies in our merchant banking portfolio. During the third quarter of 2008 the market value of those energy companies declined significantly, largely due to a sharp decline in energy prices, resulting in the reversal of the profit overrides and unrealized investment gains. Excluding such profit overrides and investment gains, our merchant banking and other revenues were relatively comparable for the three months ended June 30, 2009 to the same period in 2008.
During the second quarter of 2009 our merchant banking funds (and the Firm) recognized gains from ten (10) of our portfolio companies and recorded losses on seven (7) of our portfolio companies.
For the six months ended June 30, 2009, the Firm earned $5.2 million in merchant banking and other revenues compared to $64.7 million in the six months ended June 30, 2008, a decrease of 92%. Included in the 2008 second quarter merchant banking revenues were investment gains and profit overrides of $53.9 million principally related to the two publicly traded energy companies referred to above. Absent this gain, the Firm earned $10.8 million in merchant banking and other revenues in the six months ended June 30, 2008. The decrease in merchant banking and other revenues in the first six months of 2009 compared with the same period in 2008 primarily resulted from a decline in investment earnings from our merchant banking funds, lower interest earned on cash balances and a reduction in management fee revenue from our European fund due to foreign currency translation.
At June 30, 2009, the Firm had principal investments of $108.8 million. Of that amount, 27% of our investments related to the financial services sector, 13% to the energy sector, and 60% to other industry sectors (including the telecommunications-related investments in GHL Acquisition Corp. and Iridium Holdings LLC). We held approximately 95% of our total principal investments in North American companies, with the remainder in European companies. Our investments in companies that became publicly traded after we first invested in them represented 22% of our total investments.
In terms of new investment activity during the second quarter of 2009, our funds invested $0.2 million, 8% of which was Firm capital. In the same period in 2008, our funds invested $14.4 million, 10% of which was Firm capital.

During the quarter we announced that GHL Acquisition Corp., a special purpose company formed by the Firm, reached agreement to reduce by 15% the consideration to be paid in its planned acquisition of Iridium Holdings, LLC. Completion of the acquisition of Iridium by GHL Acquisition Corp. remains subject to FCC approval as well as GHQ shareholder approval.
Expenses
Operating Expenses
Our total operating expenses for the second quarter of 2009 were $37.0 million, compared to $61.6 million of total operating expenses for the second quarter of 2008. This represents a decrease in total operating expenses of $24.6 million or 40%, reflecting principally a decrease in compensation expense as described in more detail below. The pre-tax income margin was 32% in the second quarter of 2009 compared to 43% for the second quarter of 2008.
For the six months ended June 30, 2009, total operating expenses were $76.4 million, compared to $107.0 million of total operating expenses for the same period in 2008. The decrease of $30.6 million or 29% relates principally to a decrease in compensation expense described in more detail below. The pre-tax income margin for the six months ended June 30, 2009 was 34% compared to 42% for the comparable period in 2008.
The following table sets forth information relating to our operating expenses, which are reported net of reimbursements:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
	(in millions, unaudited)
Employee compensation & benefits expense	$25.2	$49.8	$53.7	$84.5
% of revenues	47%	46%	46%	46%

Non-compensation expense	11.7	11.8	22.7	22.5
% of revenues	22%	11%	20%	12%
Total operating expense	37.0	61.6	76.4	107.0
% of revenues	68%	57%	66%	58%
Total income before tax	17.1	47.1	39.5	77.0
Pre-tax income margin	32%	43%	34%	42%
“We are pleased we have been able to keep our non-compensation costs essentially flat in absolute terms, and that we have maintained our industry-low compensation ratio,” Richard J. Lieb, Chief Financial Officer, commented.
Compensation and Benefits Expenses
Our employee compensation and benefits expenses in the second quarter of 2009 were $25.2 million, which reflects a 47% ratio of compensation to revenues. This amount compares to $49.8 million for the second quarter of 2008 which reflected a 46% ratio of compensation to revenues. The decrease of $24.6 million or 49% is due to the lower level of revenues in the second quarter of 2009 compared to the same period in the prior year. The increase in the ratio of compensation to revenues in the second quarter of 2009 as compared to the same period in 2008 principally results from greater total base compensation expense related to the large recruitment of Managing Directors during the past year spread over significantly lower revenues.
For the six months ended June 30, 2009, our employee compensation and benefits expenses were $53.7 million, compared to $84.5 million of compensation and benefits expenses for the same period in the prior year. The decrease of $30.8 million or 36% is due to lower revenues in the first six months of 2009 compared to the same period in the prior year. For the six months ended June 30, 2009 and 2008, the ratio of compensation to revenues remained constant at 46%.
Our compensation expense is generally based upon revenue and can fluctuate materially in any particular quarter depending upon the amount of revenue recognized as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.
Non-Compensation Expenses
Our non-compensation expenses were $11.7 million in the second quarter of 2009, compared to $11.8 million in the second quarter of 2008, representing a decrease of 1%. The decrease is principally related to lower interest expense due to lower average borrowings outstanding and lower borrowing rates, partially offset by the incurrence of greater professional fees and higher travel costs and occupancy costs related to an increase in personnel and the addition of new offices.
For the first six months of 2009, our non-compensation expenses were $22.7 million, compared to $22.5 million in the first six months of 2008, representing an increase of 1%. The increase is principally related to the incurrence of greater professional fees, the absence of foreign currency gains and higher travel costs related to an increase in personnel, partially offset by decreased interest expense due to lower average borrowings outstanding and lower borrowing rates.
Non-compensation expenses as a percentage of revenues in the three months ended June 30, 2009 were 22% compared to 11% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the second quarter of 2009 compared to the same period in the prior year reflects a relatively constant amount of expenses spread over significantly lower revenues. Non-compensation expenses as a percentage of revenues in the six months ended June 30, 2009 were 20% compared to 12% for the same period in the prior year. The increase in non-compensation expenses as a percentage of revenues in the six months ended June 30, 2009 compared to the same period in the prior year reflects a relatively constant amount of expenses spread over significantly lower revenues.

The Firm’s non-compensation expenses as a percentage of revenue can vary as a result of a variety of factors including fluctuation in revenue amounts, the amount of recruiting and business development activity, the amount of reimbursement of engagement-related expenses by clients, the amount of short term borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenue in any particular period may not be indicative of the non-compensation expenses as a percentage of revenue in future periods.
Provision for Income Taxes
The provision for taxes in the second quarter of 2009 was $6.8 million, which reflects an effective tax rate of 40%. This compares to a provision for taxes in the second quarter of 2008 of $17.7 million which reflects an effective tax rate of 38% for the period. The decrease in the provision for taxes is primarily due to lower pre-tax income offset by a higher effective tax rate due to a greater proportion of our income being earned in higher tax rate jurisdictions during the second quarter of 2009.
For the six months ended June 30, 2009, the provision for taxes was $15.5 million, which reflects an effective tax rate of 39%. This compares to a provision for taxes for the six months ended June 30, 2008 of $28.6 million, which reflects an effective tax rate of 37% for the period. The decrease in the provision for taxes is primarily due to lower pre-tax income offset by a higher effective tax rate due to a greater proportion of our income being earned in higher tax rate jurisdictions during the six months ended June 30, 2009.
The effective tax rate can fluctuate as a result of variations in the relative amounts of financial advisory and merchant banking income earned in the tax jurisdictions in which the Firm operates and invests. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.
Liquidity and Capital Resources
As of June 30, 2009, our cash totaled $55.0 million, our investments totaled $108.8 million and we had $33.4 million in short-term debt.
We had total commitments (not reflected on our balance sheet) relating to future investments in our merchant banking activities of $49.2 million as of June 30, 2009. These commitments are expected to be drawn on from time to time over a period of up to five years from the relevant commitment dates of each fund.
Dividend
The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on September 16, 2009 to common stockholders of record on September 2, 2009.

Greenhill & Co., Inc. is a leading independent investment bank that provides financial advice on significant mergers, acquisitions and restructurings; assists private funds in raising capital from investors; and manages merchant banking funds. It acts for clients located throughout the world from its offices in New York, London, Frankfurt, Toronto, Tokyo, Chicago, Dallas, Los Angeles, San Francisco, and will shortly open an office in Houston.

Cautionary Note Regarding Forward-Looking Statements
The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to, those discussed in our Report on Form 10-K under the caption “Risk Factors”.

Greenhill & Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
Financial advisory fees	$45,511,600	$49,892,910	$110,656,294	$119,342,305
Merchant banking revenue	8,345,598	57,728,641	4,954,843	62,259,456
Interest income	243,538	1,048,124	316,278	2,448,299

Total revenues	54,100,736	108,669,675	115,927,415	184,050,060

Expenses
Employee compensation and benefits	25,215,512	49,838,192	53,655,786	84,513,169
Occupancy and equipment rental	3,022,834	2,770,988	5,572,830	5,385,936
Depreciation and amortization	1,277,820	1,146,535	2,431,581	2,252,356
Information services	1,256,388	1,325,522	2,745,994	3,059,004
Professional fees	1,552,136	1,287,675	2,984,252	2,211,974
Travel related expenses	1,984,481	1,652,221	3,896,168	3,599,115
Interest expense	341,958	911,155	695,604	2,067,341
Other operating expenses	2,301,531	2,715,864	4,402,035	3,907,927

Total expenses	36,952,660	61,648,152	76,384,250	106,996,822

Income before taxes	17,148,076	47,021,523	39,543,165	77,053,238

Provision for taxes	6,854,759	17,727,176	15,531,376	28,596,829

Consolidated net income	10,293,317	29,294,347	24,011,789	48,456,409

Less: Net income (loss) allocated to non-controlling interests	509	375,975	(179,134)	325,776

Net income allocated to common shareholders	$10,292,808	$28,918,372	$24,190,923	$48,130,633

Average shares outstanding:
Basic	29,508,520	27,848,736	29,495,056	27,903,707
Diluted	29,623,249	27,904,439	29,572,969	27,962,961
Earnings per share:
Basic	$0.35	$1.04	$0.82	$1.72
Diluted	$0.35	$1.04	$0.82	$1.72

Dividends declared and paid per share	$0.45	$0.45	$0.90	$0.90